EXHIBIT 99.1

News Release

140 John James Audubon Parkway
Amherst, NY  14228

Columbus McKinnon Appoints R. Scott Trumbull
to Board of Directors
AMHERST, N.Y., January 21, 2014 - Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, announced the appointment of R. Scott Trumbull to its Board of Directors effective January 19, 2014. Mr. Trumbull is the Chairman and Chief Executive Officer of Franklin Electric Company, Inc. (NASDAQ: FELE). He joined the Board of Franklin Electric in 1998 and was elected Chief Executive Officer of the company in December, 2002. Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and automotive fuels.
Ernest R. Verebelyi, Chairman of Columbus McKinnon’s Board of Directors, commented, “I am very pleased to welcome Scott and look forward to working with him. He brings excellent experience, with firsthand industrial knowledge and leadership that we expect will be an invaluable addition to our Board.”
Prior to Franklin Electric, Mr. Trumbull began his career at Owens-Illinois in 1972, progressively advancing through various operational and leadership positions ultimately to the role of Executive Vice President and Chief Financial Officer. He currently serves on the Board of Directors of Health Care REIT, Inc., which he joined in 1999.
With the addition of Mr. Trumbull, Columbus McKinnon’s Board of Directors now totals nine members, including eight independent directors. Mr. Trumbull will serve on the Audit Committee and Compensation Committee. He will stand for ratification at the Company’s annual shareholder meeting in July 2014.
About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position and secure materials. Key products include hoists, actuators, cranes and lifting and rigging tools. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its web site at http://www.cmworks.com.

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.